UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to Section 240.14a-12
The Toronto-Dominion Bank

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing registration statement number, or the Form or Schedule and date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

The following is a transcript of an interview given by W. Edmund Clark, President and Chief Executive Officer of The Toronto-Dominion Bank, at the 2007 RBC Capital Markets Financial Services Conference on January 17, 2007.
Forward-Looking Statements
This transcript contains “forward-looking statements.” Such statements include, but are not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions and other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of TD Bank Financial Group’s and TD Banknorth’s management and involve a number of significant risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. The following factors, among others, could cause or contribute to such material differences: change in general economic conditions; the performance of financial markets and interest rates; the ability to obtain the approval of the transaction by TD Banknorth stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and schedule; increased competition and its effect on pricing, spending, third-party relationships and revenues; the risk of new and changing regulation in the U.S. and Canada; acts of terrorism; and war or political instability. Additional factors that could cause TD Bank Financial Group’s and TD Banknorth’s results to differ materially from those described in the forward-looking statements can be found in the 2006 Annual Report on Form 40-F for TD Bank Financial Group and the 2005 Annual Report on Form 10-K of TD Banknorth filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s Internet site (http://www.sec.gov).
Additional Information and Where to Find It
In connection with the proposed merger, TD Banknorth filed a preliminary proxy statement with the Securities and Exchange Commission on December 19, 2006. TD Banknorth will also file a definitive proxy statement with The Securities and Exchange Commission in connection with the proposed merger. Stockholders of TD Banknorth are urged to read the definitive proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the definitive proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.
TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security

2

holdings or otherwise, are contained in the preliminary proxy statement and the Schedule 13E-3 transaction statement filed with the Securities and Exchange Commission on December 19, 2006.

3

TRANSCRIPT OF ED CLARK’S INTERVIEW AT
2007 RBC CAPITAL MARKETS FINANCIAL SERVICES CONFERENCE
WEDNESDAY JANUARY 17, 2007
DISCLAIMER
THE INFORMATION CONTAINED IN THIS TRANSCRIPT IS A TEXTUAL REPRESENTATION OF THE TORONTO-DOMINION BANK’S (“TD”) PRESENTATION AT THE RBC CAPITAL FINANCIAL SERVICES CONFERENCE AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALL. IN NO WAY DOES TD ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON TD’S WEB SITE OR IN THIS TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE CONFERENCE CALL ITSELF AND TD BANKNORTH’S AND TD’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.
FORWARD-LOOKING INFORMATION
From time to time, the Bank makes written and oral forward-looking statements, including in this presentation, in other filings with Canadian regulators or the U.S. Securities and Exchange Commission (SEC), and in other communications. All such statements are made pursuant to the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation. Forward-looking statements include, among others, statements regarding the Bank’s objectives and targets for 2007 and beyond and strategies to achieve them, the outlook for the Bank’s business lines, and the Bank’s anticipated financial performance. The economic assumptions for 2007 for each of our business segments are set out in the 2006 Annual Report under the headings “Economic Outlook” and “Business Outlook and Focus for 2007”. Forward-looking statements are typically identified by words such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “plan”, “may” and “could”. By their very nature, these statements require us to make assumptions and are subject to inherent risks and uncertainties, general and specific, which may cause actual results to differ materially from the expectations expressed in the forward-looking statements. Some of the factors that could cause such differences include: the credit, market, liquidity, interest rate, operational, reputational, insurance, strategic, foreign exchange, regulatory, legal and other risks discussed in the management discussion and analysis section in other regulatory filings made in Canada and with the SEC, including the Bank’s 2006 Annual Report; general business and economic conditions in Canada, the United States and other countries in which the Bank conducts business, as well as the effect of changes in monetary policy in those jurisdictions and changes in the foreign exchange rates for the currencies of those jurisdictions; the degree of competition in the markets in which the Bank operates, both from established competitors and new entrants; legislative and regulatory developments; the accuracy and completeness of information the Bank receives on customers and counterparties; the development and introduction of new products and services in markets; developing new distribution channels and realizing increased revenue from these channels, the Bank’s ability to execute its integration, growth and acquisition strategies, including those of its subsidiaries, particularly in the U.S.; changes in accounting policies and methods the Bank uses to report its financial condition, including uncertainties associated with critical accounting assumptions and estimates; the effect of applying future accounting changes; global capital market activity; the Bank’s ability to attract and retain key executives; reliance on third parties to provide components of the Bank’s business infrastructure; technological changes; change in tax laws; unexpected judicial or regulatory proceedings; continued negative impact of the United States litigation environment; unexpected changes in consumer spending and saving habits; the possible impact on the Bank’s businesses of international conflicts and terrorism; acts of God, such as earthquakes; the effects of disease or illness on local, national or international economies; the effects of disruptions to public infrastructure, such as transportation, communications, power or water supply; and management’s ability to anticipate and manage the risks associated with these factors and execute the Bank’s strategies. A substantial amount of the Bank’s business involves making loans or otherwise committing resources to specific companies, industries or countries. Unforeseen events affecting such borrowers, industries or countries could have a material adverse effect on the Bank’s financial results, businesses, financial condition or liquidity. The preceding list is not exhaustive of all possible factors. Other factors could also adversely affect the Bank’s results. For more information see the discussion starting on page 56 of the 2006 Annual Report. All such factors should be considered carefully when making decisions with respect to the Bank, and undue reliance should not be placed on the Bank’s forward-looking statements. The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf.
ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed merger, TD Banknorth filed a preliminary proxy statement with the Securities and Exchange Commission on December 19, 2006. TD Banknorth will also file a definitive proxy statement with the Securities and Exchange Commission in connection with the proposed merger. Stockholders of TD Banknorth are urged to read the definitive proxy statement regarding the proposed merger when it becomes available, because it will contain important information. Stockholders will be able to obtain a free copy of the definitive proxy statement as well as other filings containing information about TD Bank Financial Group and TD Banknorth, when available, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). In addition, copies of the definitive proxy statement can be obtained, when available, without charge, by directing a request to TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations, (416) 308-9030, or to TD Banknorth Inc., Two Portland Square, P.O. Box 9540, Portland, ME 04112-9540, Attention: Investor Relations, (207) 761-8517.

TD Bank Financial Group, TD Banknorth, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission on December 11, 2006, and its notice of annual meeting and proxy circular for its most recent annual meeting, which was filed with the Securities and Exchange Commission on February 24, 2006. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its most recent annual meeting, which was filed with the Securities and Exchange Commission on March 30, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary proxy statement and the Schedule 13E-3 transaction statement filed with the Securities and Exchange Commission on December 19, 2006.
CORPORATE PARTICIPANTS

Ed Clark	TD Bank Financial Group — President & CEO
Jamie Keating	RBC Capital Markets — Analyst
PRESENTATION
Jamie Keating, RBC Capital Markets — Analyst
Good morning. I want to welcome Ed Clark, well known to everyone in this room, I am sure. President and CEO of The Toronto-Dominion, certainly needs very little introduction. But perhaps I can remind you of some of Ed’s more recent accomplishments.
As you may recall, Ed did become CEO of The TD back in December of ‘02, prior to which he’d co-engineered what we often forget is the largest and most complex bank merger in Canada, with the TD Canada Trust deal.
I like to remind people that Ed’s management style, I think, is stand-out. It is forceful, pragmatic. Certainly Ed does not shy from taking very strong decisions and integrating over his own time frame. I think it’s been a hallmark of the TD. We have seen some very bold strokes recently with both Ameritrade and Banknorth, south of the border. I think it is fair to say Ed doesn’t get caught in the headlights by changing circumstances.
I for one, as a stock picker, I am convinced the recent privatization of Banknorth and the hedged buyout transaction arrangement for Ameritrade is going to work of numbers very well. We’re going to see some, I think, positive EPS revisions ultimately, as everyone gets their arms around what the mathematics are.
We do expect to see some relative upside in Banknorth. But from our perspective, that is not the key aspect of the story. We are more focused on the math and the privatization. Upside from the execution perspective, that would be gravy; and I want to address that today in our discussion.
But for all of these reasons, I think we feel here at RBC Ed is one of the go-to visionaries in Canada’s banking business and a big part of the reason why I rate TD Top Pick for ‘07. With that, Ed, I welcome you to the conference. I think we will get right into the discussion right away, as opposed to any introductory comments.

Ed Clark - TD Bank Financial Group — President & CEO
Good.
QUESTION AND ANSWER
Jamie Keating, RBC Capital Markets — Analyst
Okay, I will come and sit down. One of the things we have been discussing, Ed, is how in retrospect it appears banking has been easy. That is not a fair comment, of course. But very profitable for the past 10, 20 years. Multiples not moving much within the historical bounds.
I wondered if we could just talk a bit about what you see in the next five or 10 years in terms of growth. Are we in for a tougher period? Interest rates looks like they’re going the wrong direction, perhaps, this point in the cycle. We have bought a lot of businesses in the past 10 or 20 years. I’m not sure how many more there are to buy. Are there any reasons we should be more optimistic about the future rather than less, or am I being appropriately conservative in my view?
Ed Clark - TD Bank Financial Group — President & CEO
As you know, I’m a conservative guy; and so, I keep on saying it is hard to believe this can keep on going, and yet it keeps ongoing. So we have set our target to say over the long run we should be a 7 to 10% earnings growth.
We are highly focused to say if we could just deliver to the shareholders every year 7 to 10% earnings growth; have taken risk measures to say we’re not going to get whacked and have those tremendous drops that so characterize banks, that is a pretty good space to be.
The pushback I get is they say, well, you actually keep growing at 10 to 13%. You know, the analysts look out at us for 2007 and 2008 and say, you can keep on growing at 10 to 13%.
I think that in our particular case, that is because, our sort of whole mantra is we are franchise builders, focused on — how do you grow revenue more quickly than your competition, without going out the risk curve? I think that does, if I can get into how you do that, but if you do focus that, and you focus on the businesses that we have — like we’re more than 80% retail — then you take out some of the cyclicality that has derailed, I think, banks from having that kind of steady performance.
So I have been saying publicly, I can’t believe that the U.S. economy isn’t going to slow down; and if it does slow down, that it isn’t going to have an impact on Canada. Therefore, we are planning, in terms of our plan, the latter half of ‘07 and in ‘08 we’re going to have a slower economy.
We have been running this gap. If you took TDCT last year, its revenues were 11% and its expenses 8%. We have been saying — got to get that 8% down in anticipation that we can’t keep sustaining the 11%.
But you know, the reality is, in the domestic retail business, in three of the last four years our revenue growth has been more than twice what the other four banks has; and the only other year it was 35% more.

So, the way we look at this is, our job is to show — it’s just every year grow our revenue and our profits faster than our competition.
Jamie Keating- RBC Capital Markets — Analyst
One of the things I have been counseling in research is that we may have hit a revenue growth peak and that we’re going to slow down on loan volume. From a macro perspective, it seems inevitable.
The infill behind that, it seems hard to imagine. Wealth has been very strong. I can’t imagine it would get a lot stronger, particularly if the market slows down. Spreads have been tight. Maybe we get some spread expansion.
But do you disagree with my view that we’re going to have to brace ourselves for a near-term revenue slowdown, broadly?
Ed Clark - TD Bank Financial Group — President & CEO
Well, so as I say, we think we can, I guess in the sense of — I don’t want to say that we are just —If we have a slowdown, though, we’re going to be slowing down. Last year, we grew overall retail almost 12%; and as I said TDCT 11%; so the extra difference being Wealth Management obviously growing much faster than 11%.
Do I think that number could come down to 8 or 9%? I think it’s hard to believe that it wouldn’t come down to 8 or 9%. But you have got to then grow your expenses inside that number so that you keep on achieving your profit targets.
Our growth is really, I would say, two — on domestic, if you are talking on the domestic side, it has really got two fundamental components to it.
One is, we are franchise builders. We start with a customer focus. Everybody in the bank starting from me all the way down to the frontline are paid on customer satisfaction. We grow our branches faster than the others; so last year, 2005, we grow as many new branches as the other four banks combined. In 2006 we had three less than the other four banks combined.
And we invest constantly for the future. We’re not, as you know, I’m not a slave to sort of saying, well, I’m trying to goose earnings for one quarter. We’re working on our 2008 world today. That is the world that we’re focused on, not our 2007. Because we are running big franchise plays where what we’re doing in the first half of 2007 is already locked in. If you’re figuring that out now, you are not running a franchise.
Then we are blessed by the fact that we have certain weaknesses that we can leverage, and so we can get super growth. So in things like credit cards, or small business, or insurance, we have had tremendous growth in there that, when you put those two together, means we get a better performance.
Then, as it happens, in Ameritrade we got a whole set of cross-synergies that are coming through that have kind of built in pretty explosive growth for them.
In the case of Banknorth, even though we have been saying the market, Banknorth itself will have flat earnings from the $0.51 kind of quarterly rate they are running right now, as it is. Because we’re redeploying capital in this, we get a mathematical kick in earnings.

So there is an element in which we are building in growth that — try to protect us against a slowdown. But I do I believe that there has to be a slowdown?
That is part of why we are going in the U.S., is we sit there and say — do I believe that I can always grow my revenue in retail in Canada twice the rate of the other four big banks? And that Canada will always be a dramatically higher growth rate for Financial Services than the U.S.? That seems an odd bet to make in perpetuity.
So that is why you have to start using the advantages of your superior growth to find other ways to grow. Again, consistent with our philosophy of when you’re making money, figure out how you can reinvest so you make money again the next time; and that is how you’ll then perpetually have better short-term performance.
Jamie Keating- RBC Capital Markets — Analyst
On the subject of growth in the U.S., investors are being cautious with their strategy, and perhaps, understandably so. Others have tried and not made a go of it, particularly. What’s the specific catalyst out there that’s going to get you over the hump in terms of bringing investors on board looking for the re-valuation?
Ed Clark - TD Bank Financial Group — President & CEO
I don’t know that there is a specific. As you know, I don’t run the Company — I don’t mean this disrespectfully — but I think if you run the Company to meet the short-term concerns of the market, you make almost all the wrong movements. It’s like trying to invest, and you buy high and you sell low.
So you have to have a view of where you’re trying to go. For a big organization you have to focus it. And you can’t change the focus every week. You can’t sit there and say, a new flavor. But it doesn’t mean you don’t tweak your strategies.
Today, I would say, clearly the U.S. banking environment is more hostile than we thought it was going to be when we went in. We had a view that we wanted to get to a certain size; and that we should be buying to get to that size; and then we would go back and rework what we got to make it a higher-performing asset.
The reality is that its performance, given that environment, though, is such that we can’t do that. That we have to now remake it, and delay making acquisitions until we prove out that we have a business model that can work better.
So I think what the market wants to see is — can we take the asset that we have today and grow its earnings? I don’t think we have to have all of that, but we have to have some tangible evidence this isn’t going to continuously get worse; that in fact it can turn around.
I think that will remove half of the worry in our stock. I don’t think it will remove the other worry, which is, frankly, that a number of investors would say — we’d just as soon you give us the money back and not do this strategy at all. And we are worried that even if you start to turn it around that you’re going to do more of it. And we just as soon you not do that.
And I’d say to them, go buy someone else then. Go invest in somebody else if that is what you want. Because I am telling you how I am going to run the Company, which is I don’t believe that — I have run U.S. entities before. I had First Federal when I had Canada Trust. I think I know how to run a bank in the United States.
I don’t find that the managerial techniques to be successful in Waterhouse or Ameritrade are so different than the managerial techniques to run businesses in Canada. What you do is very different, because the banking business is very different. But you just go at that and you apply those managerial techniques.

I think in the long run, it would be a good thing for The TD Bank to have an ability to be in the United States. To not be in the United States is a very, very major strategic decision that I am not prepared at this stage to give up and say, we can’t operate successfully in the U.S.
We are operating successfully today, I’d say — everyone would say — in the Wealth Management space. I think now we have to prove that we can operate successfully. But that is what we have to prove, is that we can take that asset and make it earn more money than it is today.
Jamie Keating- RBC Capital Markets — Analyst
So over the next year or two, you probably have a situation where your U.S. bank earnings contributions are on the rise, mathematically.
Ed Clark - TD Bank Financial Group — President & CEO
Right.
Jamie Keating- RBC Capital Markets — Analyst
Which maybe you buy some time, in terms of re-tooling the asset. Bharat Masrani has been down there a little while. I just wonder if you could lay out for us sort of Jaws 1, 2, and 3, in terms of the re-tooling of that asset and where you hope it is, in a year or two?
Ed Clark - TD Bank Financial Group — President & CEO
Yes. So you start with what is wrong in the U.S. banking environment. For every — you could say every major bank [with] $20 billion of market cap below, because what is remarkable is that they all look the same when you look at them. They had a very simple business model, which was take interest rate gapping, raise deposits, and fund commercial mortgages. I don’t want to simplify it; but that is basically the business model.
The market took away the interest rate gapping. As you know, we are not big interest rate — we don’t take any interest rate gap. But the market as it is, took it for our competitors [away here]. What happened was that the deposit growth ballooned when we had 1% interest rates, because the consumer was indifferent; and at 4% they are not indifferent. So they are losing deposits to the money market funds, an alternative.
And because they don’t have a full set of products — in Canada when these shifts occur, we have a whole series of products, so we don’t lose the customer, we just lose our margin. So people move into different products but we don’t lose the customer. In the case of the United States for these simple banks, they lose the customer because they don’t have an alternative set of products.
So I think on the deposit side you have to widen out the range of products. That is what the Wells Fargo’s and that is what the Bank of America, and that is what the Wachovia’s do. But everywhere else they don’t have the right product set.
Then secondly, on the asset side there has been the same dis-intermediation that occurred on the corporate banking; it is now happening increasingly on the commercial side. The impact of that is that you have a narrowing of spreads, and so far not a real slowdown in growth, but certainly a narrowing of spreads. In our view, you have to develop a wider asset class so that you have different products to line up against your deposit base.

But I also think if you take a look at the high-performing, you know, Wells Fargo today would run the self-same sales management techniques that we run at TD Canada Trust. Those are absent in most of these smaller banks. So I think you have to do things like that.
As you know, we are great branch locaters. We know how to build new branches, how to open new branches. I think there are — Commerce Bank would be an example — there are successful players. So I think you have to introduce those.
So I think what you have to run is, in general, the small banks in the U.S. are commercial banks that happen to have deposit-gathering retail sidecars. You have to switch the emphasis to say — we have got to become a much more successful retail bank. That means you have got to look like a Bank of America or a Wells Fargo in your capabilities.
Everything we see Wells Fargo doing, everything we see Bank of America doing, we are doing here in Canada. So we don’t think this is magic. But you still have to do it. And you don’t do it in the space of 90 days, it takes two or three years of hard work, incremental improvements, to make that happen.
Jamie Keating- RBC Capital Markets — Analyst
This vision as you’re describing it, is it something we are down a path a year or two on already with Banknorth?
Ed Clark - TD Bank Financial Group — President & CEO
No, I don’t think so. I mean, to be honest, I think we were running a model that said — let’s go buy these banks, and get that done, and then go back and do that. Then we ran into an environment where we said — wow, this is much tougher and it’s much tougher for banks that have not transformed themselves. So I think you get this bifurcation in the market going on in the U.S.
So we have clearly paused and said — well, we’re going to have to change the order in which we are doing this. I want to be open; I mean, the clear risk that we have is that then we come along, and targets come along that we think we ought to be buying, and we have the dilemma.
Made easier for us right now because the price have not come down of those assets. So we have stared down a number of people. We have just said — so we don’t get it. I mean, we can’t pay this kind of a price in this kind of environment for that kind of asset.
I guess if there is a risk — or the dilemma, not a risk. But if I had a dilemma it would be — what would happen if we have not transformed yet, finished the completion of the transformation of Banknorth, and some of the assets that we want strategically come available at prices that are reasonable? That is going to create a bigger dilemma for us. Because no question, it is harder — it is very hard to both change an organization and do M&A activity at the same time.
So I always said, when we did the Canada Trust TD merger, you have to build a bank before you can build a better bank. Because things like systems dollars get diverted to conversion. So.
But happily, as I say, the assets are not being sold because the buyers won’t pay the price that the sellers want. And the sellers won’t change their prices because they believe this is just a short-term blip, and Mr. Bernanke is going to bring short-term interest rates down. They will get back in the interest rate gapping world and everything will get back to normal. The buyers are saying, no, there is a structural shift; you have got to bring your prices down. So that standoff is buying us time to do this stuff (multiple speakers).

Jamie Keating- RBC Capital Markets — Analyst
So I’ll leave this after this last question (inaudible). But in terms of the process, Banknorth is getting retooled into a more sustainable enterprise in the vision of how banking is going to end up. Is there also an element here for near-term gain? Execution gain? I don’t know, cost-cutting exercise over the next year or two, so that the underlying profitability of the organization is also changing. Or is that a different (multiple speakers)?
Ed Clark - TD Bank Financial Group — President & CEO
I think, you know, anybody, any businessperson, when things aren’t going well, takes a look at their cost side. But if you want to know — over the next two or three years can you cut your costs to solve this problem? The answer is no.
You have to tackle what is fundamentally making this model not work as well. That is get the branches that they have more a performance culture, get them in better locations, and give them a wider lineup of liability products and a wider lineup of asset products.
Jamie Keating- RBC Capital Markets — Analyst
Terrific, okay. I will move on. I wonder perhaps while we’re in the U.S. on to Ameritrade. The big worry from investors’ perspective is that the Ameritrade model is so challenging because of the pricing environment. I wonder if you could just perhaps defend or refute that perhaps shallow concern, if you think it is. Or if not, —?
Ed Clark - TD Bank Financial Group — President & CEO
Well, what I tell investors is that I think — (indiscernible) the last analyst call was the first time I thought that people started to focus on the real issues. I think they focused on the wrong issues on Ameritrade. I will tell you what’s the two issues that I think are wrong, and then I will tell you the issues that I would worry about, or at least that I worry about.
So I think they worry about whether we’re going to get the costs out. I say Ameritrade will. They run a very simple business model. They’re saying in the fourth quarter they will get up to $0.32 in earnings per quarter, as long as the activity rate is in their target. Maybe they will get $0.30, maybe they will get $0.34. But the reality is, these guys know how to do this sort of stuff.
I think they worry that Bank of America is going to wipe out the commission business. I look there and I say — I run a big business. How long would I tolerate having a division in which you have to spend millions and millions of dollars every year upgrading the technology to be competitive? How long am I going to tolerate pouring that money into a business that doesn’t make me any money?
Because the deposit guy says — oh yes, but it’s helping me keep my customers. Well, you know, I have seen these things; they come and they go. There will be a change of management at some point, and they say — what the heck are we doing losing money on this thing, you know, to help this guy out? Why doesn’t he figure out a deposit strategy to keep the customers, rather than have me run a loss-making enterprise I have to keep investing in?

So as long as the industry — the biggest risk in that move was that the industry would be stupid and they would respond to it, and everyone would cut their prices. Then that would be — no question — that would be very bad for us. But that they haven’t done that.
The real issue, the real business issue is that we are making a business bet that we have a superior technology platform, which everyone in the industry admits, that TD Ameritrade has the best technology platform. We have the highest margins; they will get it up to a 50, 55%. And that we can marry that to a long-term investor strategy that we can organically grow out that is on that long-term investor strategy.
That means that they have got to do — and that we are going to do that without blowing up the cost structure of that platform. That is the big bet. And that they can culturally learn how to in fact grow assets and do all the things you have to do for long-term investors that are different, frankly, than the stuff you have to do for the active traders.
That is the big issue, in that we can take market share from Fido and Schwab in that process. You know, that is the business bet.
The good news is that Joe Moglia comes from Merrill Lynch. He comes more from that background than he does from the active trader background. He is totally fixated on this problem.
He knows he has in a sense a two-year window, where the cost savings are going to give him the earnings that he wants. And that he’s said again and again and again, I’m using this two-year window to [crack] that D&A and to make myself into a superior machine that can do that.
But that is the long — that is the big bet, because where the growth is, is capturing all those customers that are being abandoned by the full-service brokers. Who gets that prize gets the real prize in America.
Jamie Keating- RBC Capital Markets — Analyst
I’m going to pause just to let people know that we will take questions if they do come up. It looks there is one there in the audience.
Jamie Keating- RBC Capital Markets — Analyst
I’ll repeat it for you.
Unidentified Audience Member
A couple of years ago you and Bill Ryan both painted a picture where there would be pretty rapid consolidation. At the time when you bought Banknorth, you said kind of five-year window of rapid consolidation in the U.S. banking industry. Obviously, the environment as you mentioned has played out somewhat differently than you expected.
But in general terms, do you still see consolidation in the U.S. banking business happening along the same lines as you would have thought a couple years ago?
Ed Clark - TD Bank Financial Group — President & CEO
Right, you are dead on. That is what I was alluding to. I think if I — what am I worried about today is that by pausing here and sort of reversing order, then is there a risk? And refusing to pay the price that people are asking, do I end up with two small an asset? So $500 million of earnings, if I could grow that 7 to 10% a year is all right; but I think in the end, the U.S. is going to consolidate.

So I think the real issue is what I have got to hope for here is that the industry pause stays for enough time that I can get Banknorth where I say — okay, they have this business model, it does work, it can show this growth; and therefore, I can step back into the acquisition market.
So in a fundamental sense, I don’t think the world is different. I do think that a Canadian bank that says, well, I’m going to wait four or five years, is going to find that the size of acquisition that they have to make in order to go into the U.S. market has doubled or tripled in that period.
Therefore, they’re running a higher risk strategy than I am in my sort of pay-as-you-go game that says, well, if I have excess capital then I can redeploy it in here, and just keep moving on, and understand this game in steps. So no question, I have shifted the risk here. Now the risk is that I miss out by sitting here for a while.
Jamie Keating- RBC Capital Markets — Analyst
Anything else there from the floor? I might move back to Canada for a question if I may. Tim Hockey has done a good job of hitting 15% growth for a number of years now. We know there is still some underrepresented businesses that are perhaps a target of the Bank. Confidence level should we have that we can see 15% again and again from Canada?
Ed Clark - TD Bank Financial Group — President & CEO
I think you don’t, because we have said we have singled to the market. So if you take — the best numbers are retail as a whole, because they’re the only numbers where we have comparability with the other banks. So we have been doing, as I say, we have been growing our revenue almost twice as fast as the other four big banks. Our profit growth has averaged 18% compounded over the last four years. Those are pretty extraordinary numbers; and so I don’t believe those are sustainable.
I think the issue is, can we continue to outperform the Canadian banks? So if you did a table of market share growth in profitability, and so we’d say — 2002, what was the profit of TD Bank, of the five Canadian banks’ profits in the retail space? And what is the profits today? We have taken enormous profit share — market share in profits, which is what investors should want us to do.
I think we’re trying to run a model that says we will keep on taking profit share in markets. So year in, year out, our share of the Canadian retail pie will grow. It may be that that overall growth will slow down, because the Canadian economy will slow down. And maybe that we are going to start to see loan losses in the commercial area eventually. I mean, I predicted that every year for four years and so I am going to be right eventually. Just like a stopwatch will give you the right time twice. So eventually, we are going to get a slowdown.
But our business model is built around just keep on focusing on there and have a better business model in the Canadian space. Our customer surveys, independently of us, say we have it. Our market share data tells us we have it.
So I think — and the things we are doing, I think the key thing that we do is we take our superior revenue performance and reinvest it in things that will grow revenue two years from now, or reduce cost two years from now. That is what you have to stay focused on. Just do that and don’t change strategy every two or three years because you’ve got a new idea. This is not such a complicated business.

Jamie Keating- RBC Capital Markets — Analyst
Anything else from the floor? If not, I would like to take this opportunity to thank Ed for your time, your interest, and your support in the conference. Great having you.
Jamie Keating- RBC Capital Markets — Analyst
Thank you, Ed.